SUPPLEMENTAL CREDIT FACILITY AGREEMENT


                                Atlanta, Georgia
                                December 24, 1998



Avado Brands, Inc.
f/k/a Apple South, Inc.
Corporate Headquarters
Hancock at Washington
Madison, Georgia  30650
Attn:    Erich J. Booth,
         Chief Financial Officer

Gentlemen:

     At your request, we, Wachovia Capital Investments, Inc. (the "Lender"), hereby establish a supplemental, non-revolving, short term credit facility of $30,000,000 in your favor (the "Credit Facility").

     The Credit Facility is being established entirely separate and apart from the credit facility previously established in your favor by Wachovia Bank, N.A. (the "Bank"), among others, pursuant to that certain Credit Agreement, dated as of April 1, 1998, between them and you (herein, as it has been, or may be, modified or amended from time to time, called the "$100,000,000 Credit
Agreement"). Capitalized terms used hereinbelow, but not expressly defined hereinbelow, shall have the meanings given to such terms in the $100,000,000 Credit Agreement. The Credit Facility is being offered subject to the following terms and conditions:

     1. The Credit Facility shall be fully disbursed to you (or your order) in one (1) disbursement, on today's date, in the amount of $30,000,000. No portion of the Credit Facility may be re-borrowed, once repaid; i.e., this is not a revolving credit line. The outstanding Debt under the Credit Facility is herein called your "Borrowing." The entire proceeds of the Borrowing shall be used by you, when received, to fund (together with your own funds, as necessary), the aggregate settlement amount associated with an Equity Forward Agreement dated June 24, 1998 between the Company and the Bank (the "Equity Forward Contract"), including applicable fees, charges and accrued interest associated therewith.

     2. Your Debt shall be evidenced by a single promissory note, dated of even date herewith, in the principal amount of $30,000,000, issued by the Borrower to the order of the Lender (the "Supplemental Credit Facility Note").

     3. The Credit Facility shall terminate, and your Borrowing shall become due and payable in full, on March 1, 1999 (the "Maturity Date"). Prior to the Maturity Date, however, (a) the Borrowing may be voluntarily prepaid, in whole or in part (subject to the terms of the $100,000,000 Credit Agreement in respect of voluntary prepayments generally), and (b) the Borrowing shall be subject to mandatory prepayment (i) in full, if any Event of Default occurs, (ii) in an amount equal to 100% of all debt or equity issuances made subsequent to the date hereof, but excluding issuances of debt under the Borrower's lines of credit existing on today's date, excluding any financings under the Borrower's lease facility with SunTrust Bank, Atlanta, existing on today's date, and excluding issuances of equity, subsequent to today's date, consisting of the issuance of stock options to employees, officers or directors of the Borrower or consisting of the issuance of any common stock of Borrower upon the exercise of any stock options held by employees, officers or directors of Borrower, and (iii) in an amount equal to the entire net proceeds received by you from "Identified Asset Sales" (as hereinafter defined), upon the closing of each such "Identified Asset Sale." For purposes hereof, "Identified Asset Sales" means your sale of any Applebee's restaurants previously identified by you to us as the "West Virginia


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Properties," "Louisville Properties," and the "Washington, D.C. Properties."

     4. The unpaid principal amount of the Borrowing from time to time outstanding shall bear interest, payable at the expiration of each Interest Period (except for Base Rate Borrowings, which shall be due and payable at maturity), and on demand on maturity, at an interest rate equal to the Base Rate plus one percent (1%) per annum or, at the Borrower's option, the Adjusted LIBOR Rate established by the Lender for each applicable Interest Period plus three and one-half percent (3-1/2%) per annum; provided, however, that after a Credit Line Event of Default occurs and during its continuation, the Borrowing shall, at the Lender's option, bear interest instead at the Default Rate.

     5. You shall pay the Lender a nonrefundable, transaction fee of $300,000 on January 4, 1999 as compensation for its arranging the Credit Facility.

     6. The following shall constitute "Credit Line Events of Default" hereunder: (i) you shall fail to pay the Borrowing, when due, or any interest or fee, within five (5) Domestic Business Days after its due date; or (ii) any breach by you of Paragraph 7 hereof; or (iii) any Event of Default occurring under the $100,000,000 Credit Agreement (except under Section 5.4 of the Credit Agreement until such time as such provision is amended by the parties thereto). Upon the occurrence of any Event of Default, all existing Credit Line Borrowings shall become immediately due and payable, at the Lender's option.

     7. All representations, warranties and covenants (including affirmative, negative and financial covenants) set forth in the $100,000,000 Credit Agreement shall be deemed incorporated by reference herein and made an integral part hereof, as if fully set forth herein. In addition to the foregoing, and without limitation thereof, you further agree not (i) to prepay any Debt (except for prepayments made in respect of borrowings under lines of credit existing on today's date), or (ii) make any additional common stock repurchases hereafter (except with respect to the Equity Forward Agreement), so long as any part of the Borrowing remains outstanding and unpaid.

     8. This Agreement is intended by the parties hereto to survive any termination of the $100,000,000 Credit Agreement. In such event, however, all terms of the $100,000,000 Credit Agreement shall be deemed to continue in existence and remain applicable hereto until the Borrowing is fully paid and satisfied.

     9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia and all applicable federal laws of the United States of America.

     10. You agree to pay all costs and expenses of the Lender incurred in connection with the preparation, execution, delivery and enforcement of this Agreement and all other loan documents executed in connection herewith, including the reasonable fees and out-of-pocket expenses of Bank's counsel.


                            AVADO BRANDS, INC.
                            f/k/a APPLE SOUTH, INC., as Borrower

                            By:_________________________________
                               Erich J. Booth, Chief Financial
                               Officer and Treasurer

                            Attest:_____________________________
                                   John McLeod, Secretary


                            Accepted and Agreed:

                            WACHOVIA CAPITAL INVESTMENTS, INC., as Lender

                            By:________________________________
                            Name:___________________________
                            Title:____________________________


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                       SUPPLEMENTAL CREDIT FACILITY NOTE

                                Atlanta, Georgia
                                December 24, 1998


     For value received, AVADO BRANDS, INC., f/k/a APPLE SOUTH, INC., a Georgia corporation (the "Borrower"), promises to pay to the order of WACHOVIA CAPITAL INVESTMENTS, INC. (the "Lender"), the principal sum of Thirty Million and No/100 Dollars ($30,000,000.00), or so much thereof as shall be disbursed and remain outstanding under the Credit Facility established pursuant to the Credit Agreement (defined below), on the Credit Facility Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the interest rate provided for in the Credit Agreement referred to below. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of the Lender at 191 Peachtree Street, N.E., Atlanta, Georgia 30303-1757.

     This Note is the "Supplemental Credit Facility Note" referred to in the Supplemental Credit Facility Agreement dated as of December 24, 1998, between the Borrower and the Lender (as the same may be amended and modified from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for the provisions for the voluntary and mandatory prepayment and the repayment hereof and the acceleration of the maturity hereof.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.


                            AVADO BRANDS, INC.,
                            f/k/a APPLE SOUTH, INC.            (SEAL)

                            By:_______________________________
                               Erich J. Booth, Chief Financial
                               Officer and Treasurer

                               Attest:___________________________
                                      John McLeod, Secretary




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